Exhibit 99.1
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Brendan Lahiff
408.207.1700	408.207.1305	415.439.4504
dfairfax@foundrynet.com	miburg@foundrynet.com	Brendan.lahiff@fd.com
FOUNDRY NETWORKS REPORTS PRELIMINARY
FIRST QUARTER 2007 REVENUE RESULTS
~ Company Achieves Third Consecutive Quarterly Revenue Record of
$135.8 Million ~
          San Jose, CA — April 26, 2007 — Foundry Networks, Inc. (NASDAQ: FDRY), today announced preliminary revenue results for its first quarter ended March 31, 2007. Because of Foundry’s continued work related to the previously announced restatement of its earnings, today’s announcement of results for the first quarter of 2007 does not include a current income statement, balance sheet or other GAAP financials for the first quarter or prior periods.
          Foundry’s revenue for the first quarter of 2007 was $135.8 million. This compares to $132.0 million for the fourth quarter of 2006 and $114.0 million in the first quarter of 2006.
          Foundry’s cash and marketable securities balance as of March 31, 2007 was $897 million. Additionally, Foundry added 27 employees during the first quarter of 2007, primarily within the sales and marketing organization. The total number of employees at quarter-end was 843.
          In the first quarter of 2007, sales to the U.S. Federal Government represented approximately 18% of total revenue while sales to North American commercial customers represented 55% of total revenue. Sales to Europe, the Middle East and Africa

(EMEA) represented 13% of total revenue during the period. Sales to Japan represented 7% of total revenue.
          “We started 2007 with a continuation of the momentum we achieved in the second half of 2006, posting our third consecutive record quarter for revenue with a continued book-to-bill greater than one,” said Bobby Johnson, President and CEO of Foundry Networks. “Our NetIron XMR and MLX MPLS router products have again shown strong gains, especially with our service provider and other high-end customers, and now represent approximately 19% of product revenue. Additionally, our combined enterprise offering, the BigIron RX and FastIron SuperX families, grew sequentially and continue to attract new customers in the enterprise market.
          “We continue to see a positive response to our products in the marketplace and believe our new platforms have greatly increased our competitive positioning in our core markets,” concluded Mr. Johnson.
Conference Call
          Foundry Networks will host a conference call today to further discuss these results at 2:30 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.
About Foundry Networks™
Foundry™ Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. Such forward-looking statements would include, without limitation, statements by Mr. Johnson regarding Foundry’s competitive positioning and the marketplace response to our new products. Any forward-looking statements in this press release are only predictions and are subject to a number of risks and uncertainties which could cause actual results to differ materially, including, without limitation, other factors listed in Foundry’s most recent reports on Form 10-K, 10-Q, and 8-K. Actual results could differ materially from those projected in our forward-looking statements. Foundry’s revenue results for the three months ended March 31, 2007 are not necessarily indicative of Foundry’s revenue results for any future periods. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Any projections in this release are based on limited information currently available to Foundry. Foundry assumes no obligation to update any forward-looking statements contained in this press release.